Exhibit 10.2

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

2011 PERFORMANCE SHARE AWARD

RESTRICTED STOCK UNIT GRANT AGREEMENT

Auxilium Pharmaceuticals, Inc. (the “Company”) has granted you a 2011 Performance Share Award in the form of a restricted stock unit grant under the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as amended (the “Plan”). The terms of the grant are set forth in this Summary of Grant, the Restricted Stock Unit Grant Agreement (the “Agreement”) attached hereto and the Plan. You should read this Summary of Grant, the Agreement, and the Plan, to fully understand the grant.

SUMMARY OF GRANT

Grantee:	[insert name]

Date of Grant:	February 17, 2011

Target Number of Shares	Subject to Grant*: This grant represents the right to receive a target of [ ] shares of Company Stock (as defined in the Plan) upon the achievement of the Performance Goal (as defined below) described below. The actual number of shares of Company Stock earned may be greater or less than the target number of shares set forth in the preceding sentence, or even zero, and will be based on the actual performance level achieved by the Company with respect to the Performance Goal set forth below.

Performance Period:	January 1, 2011 to December 31, 2011 (the “Performance Period”).

Performance Goal:	The target number of shares above shall be earned by the Grantee subject to the Vesting Schedule set forth below upon the earliest to occur of (i) a final determination by the Compensation Committee of the Board of Directors of the Company (the “Committee”) that the Company has achieved U.S. net revenues for XIAFLEX, exclusive of revenue from Pfizer, Inc., for the Performance Period of [ ] (the “Performance Goal”), (ii) a Change of Control (as defined in the Plan) is consummated before the final determination in (i) above is made by the Committee and the Committee determines that it is reasonably likely that the Performance Goal would have been achieved for the Performance Period if not for the Change of Control, or

(iii) such other vesting event provided for in the written employment agreement by and between the Grantee and the Company.

If the Company has achieved U.S. net revenues for XIAFLEX, exclusive of revenue from Pfizer, Inc., for the Performance Period of at least [ ] but less than [ ], the number of shares of Company Stock the Grantee is eligible to earn shall be between shares and shares.

Notwithstanding the foregoing, if the Company has achieved U.S. net revenues for XIAFLEX, exclusive of revenue from Pfizer, Inc., for the Performance Period of at least [ ] but less than [ ], the number of shares of Company Stock the Grantee is eligible to earn shall be between shares and shares.

If the Company has achieved U.S. net revenues for XIAFLEX, exclusive of revenue from Pfizer, Inc., for the Performance Period of more than [ ], the number of shares of Company Stock the Grantee is eligible to earn shall be shares.

The actual number of shares of Company Stock earned upon achievement of the Performance Goal will be based on the actual performance level achieved at or between each level of net revenues set forth above and will be interpolated on a straight line basis for pro-rata achievement of the Performance Goal, rounded down to the nearest whole number; provided that if the actual performance level achieved does not meet threshold performance (i.e., less than [ ] in net revenues), then no shares will be earned and the Grantee shall have no further rights with respect to this grant.

Vesting Schedule:	The Grantee shall become vested in the right to receive the shares of Company Stock earned upon achievement of the Performance Goal set forth above (as certified by the Committee) as follows: (i) 33% on the date the Performance Goal is achieved, (ii) 33% on the first anniversary of the date the Committee certifies that the Performance Goal was achieved, and (iii) 34% on the second anniversary of the date the Committee certifies that the Performance Goal was achieved (each a “Vesting Date”); provided that, the Grantee continues to be employed by, or provide service, to the Employer (as defined in the Plan) from the Date of Grant until the applicable Vesting Date, on the date the Change of Control is consummated, or such other vesting event provided for in the written employment agreement by and between the Grantee and the Company, as applicable (the foregoing schedule is referred to as the “Vesting Schedule”).

If the foregoing Vesting Schedule would result in the Grantee vesting in the right to receive a fractional share of Company Stock, the number of shares in which the Grantee becomes vested in the right to receive shall be rounded down to the nearest whole share of Company Stock.

Issuance Schedule:	One share of Company Stock shall be issued to the Grantee for each share of Company Stock that the Grantee earns upon attainment of the Performance Goal and vests in the right to receive pursuant to the Vesting Schedule, within thirty (30) days following the applicable Vesting Date.

*	The Grantee must be employed by, or providing service to, the Employer (as defined in the Plan) on the date on which the Performance Goal is achieved, or on the date the Change of Control is consummated, as applicable.

Grantee Acceptance:

By signing the acknowledgement below, the Grantee agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Summary of Grant and accepts the right to receive shares of Company Stock following the date of the Company’s certification to the Grantee of the award of the shares of Company Stock and satisfaction of the Vesting Schedule in accordance with the terms of this Summary of Grant, the Restricted Stock Unit Agreement and the Plan. The Grantee will accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Restricted Stock Unit Grant Agreement.

The Grantee acknowledges that the Plan and the Plan prospectus are available on our intranet under “Human Resources” at http://auxlink.auxilium.com/portal/page/portal/Login; provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting Human Resources Department at jlarmstrong@auxilium.com or 1-484-321-2172.

Agreed and accepted:

Grantee

Date

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT AGREEMENT

This RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”) dated as of the Date of Grant set forth in the Summary of Grant is delivered by Auxilium Pharmaceuticals, Inc. (the “Company”) to the individual named in the Summary of Grant (the “Grantee”).

RECITALS

A. The Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as amended (the “Plan”), provides for the grant of restricted stock units in accordance with the terms and conditions of the Plan.

B. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has decided to make a restricted stock unit grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

C. The Plan and the Plan prospectus are available on our intranet under “Human Resources” at http://auxlink.auxilium.com/portal/page/portal/Login; provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting Human Resources Department at jlarmstrong@auxilium.com or 1-484-321-2172.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Restricted Stock Unit Grant.

(a) Subject to the terms, restrictions and conditions set forth in the Summary of Grant, this Agreement and the Plan, the Company hereby grants to the Grantee the right to receive the shares of Company Stock in the amount and on the terms set forth in the Summary of Grant upon achievement of the Performance Goal as set forth in the Summary of Grant and satisfaction of the requirements of the Vesting Schedule set forth in the Summary of Grant. No shares of Company Stock shall be issued to the Grantee on the Date of Grant.

(b) The Committee shall, as soon as practicable following the last day of the Performance Period, certify (i) the extent, if any, to which, the Performance Goal has been achieved with respect to the Performance Period and (ii) the number of shares of Company Stock, if any, earned upon attainment of the Performance Goal. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law. In the event that the Committee makes a final determination that the Performance Goal has not been achieved, the Grantee shall have no further rights to receive shares of Company Stock hereunder.

2. Stockholder Rights. Prior to the issuance, if any, of shares of Company Stock pursuant to the terms of the Summary of Grant, this Agreement and the Plan, the Grantee shall not (a) have any of the rights or privileges of, a stockholder of the Company; (b) have the right to receive any dividends or other distributions; and (c) have any interest in any fund or specific assets of the Company by reason of this Agreement.

3. Vesting.

(a) The shares of Company Stock subject to this Agreement will become earned based on the actual level performance achieved with respect to the Performance Goal for the Performance Period on the terms set forth in the Summary of Grant and as determined by the Committee and provided that the Grantee satisfies the requirements of the Vesting Schedule set forth in the Summary of Grant.

(b) If the Grantee ceases to be employed by, or provide service to, the Employer for any reason prior to the applicable Vesting Date, the Grantee shall forfeit all rights to receive shares of Company Stock hereunder and the Grantee will not have any rights with respect to any portion of the shares of Company Stock that have not yet become vested as of the date of the Grantee ceases to be employed by, or provide service to, the Employer, irrespective of the level of achievement of the Performance Goal.

4. Issuance.

(a) Shares of Company Stock equal to the number of shares of Company Stock that the Grantee earns upon achievement of the Performance Goal and becomes vested in the right to receive in accordance with the Vesting Schedule, in each case, as set forth in the Summary of Grant shall be issued to the Grantee as set forth in the Summary of Grant and a certificate representing the Company Stock shall be issued to the Grantee, free of the restrictions under Section 5 of this Agreement.

(b) The obligation of the Company to deliver the Company Stock to the Grantee following the applicable Vesting Date shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

5. Nonassignability of Company Stock. During the period prior to the certification of the Performance Goal and prior to the Vesting Date, the right to receive shares of Company Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee, except as permitted under the Plan or by the Committee. Any attempt to assign, transfer, pledge or otherwise dispose of the right to receive shares of Company Stock contrary to the provisions the Summary of Grant, this Agreement and the Plan, and the levy of any execution, attachment or similar process upon the right to receive the shares, shall be null, void and without effect.

6. Change of Control. Except as provided in the Summary of Grant, the provisions of the Plan applicable to a Change of Control shall apply to the right to receive the Company Stock issuable upon attainment of the Performance Goal and satisfaction of the Vesting Schedule set forth in the Summary of Grant, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

7. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8. Withholding. The Employer may require that the Grantee pay to the Employer, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of this grant, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to this grant. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to this grant by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

9. No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

10. Recoupment Policy. The Grantee agrees that the Grantee will be subject to any compensation, clawback and recoupment policies that may be applicable to the Grantee as an employee of the Employer, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the Date of Grant.

11. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

12. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.

13. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the President at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14. Application of Section 409A of the Internal Revenue Code. This Agreement, including the right to receive Company Stock upon achievement of the Performance Goal and satisfaction of the Vesting Schedule, is intended to be exempt from the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to the short-term deferral exemption thereunder, and this Agreement, including the right to receive Company Stock upon the achievement of the Performance Goal and satisfaction of the Vesting Schedule, shall be interpreted on a basis consistent with such intent.

Notwithstanding any provision in this Agreement to the contrary, if the Grantee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the payment until five (5) days after the end of the six-month period following the original payment date. If the Grantee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within sixty (60) days after the date of the Grantee’s death. The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee in accordance with the provisions of sections 416(i) and 409A of the Code.

In no event shall the Grantee, directly or indirectly, designate the calendar year of payment. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Committee to be necessary in order to preserve compliance with section 409A of the Code or other applicable law.